Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Fertitta Entertainment, Inc.

Address of Joint Filer:	c/o Landcadia Holdings II, Inc.
1510 West Loop South
Houston, Texas 77027

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	Landcadia Holdings II, Inc. [LCA]

Date of Event Requiring Statement:
(Month/Day/Year):	05/06/2019

Designated Filer:	Fertitta Entertainment, Inc.

Name of Joint Filer:	Tilman J. Fertitta

Address of Joint Filer:	c/o Landcadia Holdings II, Inc.
1510 West Loop South
Houston, Texas 77027

Relationship of Joint Filer to Issuer:	Officer (Chief Executive Officer), Director, 10% Owner

Issuer Name and Ticker or Trading Symbol:	Landcadia Holdings II, Inc. [LCA]

Date of Event Requiring Statement:
(Month/Day/Year):	05/06/2019

Designated Filer:	Fertitta Entertainment, Inc.